EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 (No. 333-143243) and in the Registration Statements on Form S-8 (No. 333-138839, No. 333-96967, No. 333-55082, No. 333-48226, No. 333-31120, No. 333-69381, No. 333-37371, No. 333-37369 and No. 33-58991) of Exar Corporation of our report dated June 12, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

San Jose, California
June 12, 2007